Exhibit 99.1

Baring Private Equity Asia Completes Acquisition of Virtusa

SOUTHBOROUGH, Mass. – February 11, 2021 – Baring Private Equity Asia and its affiliated funds (“BPEA”) today announced that BPEA has successfully completed the acquisition and privatization of Virtusa Corporation (NASDAQ GS:VRTU) (“Virtusa” or the “Company”), a global provider of digital strategy, digital engineering, and IT services and solutions that help clients change and disrupt markets through innovation engineering.

In conjunction with the closing, Virtusa’s common stock will cease trading before the market opens on February 11, 2021 and the Company will no longer be listed on the NASDAQ stock exchange. Virtusa will operate as a privately-held company.

Following the take private, Virtusa’s strategy will remain focused on building on its high performing technical talent base and investing in new digital capabilities to enable clients to drive their cloud and digital transformation agenda. Virtusa’s management team and its shareholders remain committed to delivering innovative, high-quality technology outcomes for its clients and maintaining the highest corporate governance standards.

Jimmy Mahtani, Managing Director of BPEA, said, “Tech enablement is driving the evolution and transformation of the global business environment at an unprecedented pace, creating new opportunities as well as complexities. Virtusa’s global team of talented professionals, deep domain expertise, and digital capabilities provide a unique ability to help enterprises accelerate their most important digital and cloud transformation initiatives. We are excited to partner with Virtusa in the next phase of its evolution.”

Kris Canekeratne, Chairman and CEO of Virtusa, said, “This transaction represents a strategic evolution for Virtusa and a unique opportunity to take our business to new heights at a time of accelerating digital adoption. We were impressed by BPEA’s experience helping technology services companies like Virtusa, especially its track record of supporting and empowering the businesses in which it invests. We’re excited to partner with BPEA to solidify our position at the forefront of digital transformation for years to come.”

J.P. Morgan Securities and Citi acted as financial advisors and Goodwin Procter LLP acted as legal counsel to Virtusa. BofA Securities served as financial advisor and Ropes & Gray LLP acted as legal counsel to BPEA.

About BPEA

BPEA is one of the largest and most established private alternative investment firms in Asia, with over US$21 billion of assets under management. The firm manages a private equity investment program, sponsoring buyouts and providing growth capital to companies for expansion or acquisitions with a particular focus on the Asia Pacific region, as well as investing in companies globally that can benefit from further expansion into the Asia Pacific region. BPEA also manages dedicated funds focused on private real estate and private credit. The firm has a 23-year history and 190+ employees located across offices in Hong Kong, China, India, Japan, Singapore, Australia, and the US. BPEA currently has over 39 portfolio companies active in Asia with a total of 230,000 employees and sales of approximately US$32 billion.

For more information, please visit www.bpeasia.com

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a leading provider of digital business strategy, digital engineering, and information technology (IT) services and solutions that enable the digital transformation of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world. Virtusa partners with the leading companies in the Banking, Financial Services, Insurance, Healthcare, Communications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Virtusa helps its clients accelerate their digital and overall business transformation by providing multi-disciplinary agile teams of consultants, designers, engineers and sophisticated gamified tools. The company integrates its deep domain and digital engineering expertise with proven assets and processes embedded in its unique Digital Transformation Studio model, resulting in a high performance end to end delivery. Its core services include consulting and system design, application engineering, analytics and data, digital process automation, enterprise application integration, cloud services and managed services.

For further information please contact:

Virtusa

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com

Baring Private Equity Asia

Newgate Communications

Fergus Herries

M: +852 5970 3618 (WhatsApp)

E: Fergus.herries@newgate.asia